Exhibit 12.1
                            SPECIALTY RETAILERS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                           FISCAL YEAR ENDED                               THREE MONTHS ENDED
                                      ------------------------------------------------------------   ------------------------------
                                                                                        PRO FORMA                         PRO FORMA
                                       FEB. 2,   FEB. 1,   JAN. 30,   JAN. 29  JAN. 28,  JAN. 28,    APR. 30,   APR. 29,   APR. 29,
                                        1991      1992      1993        1994     1995      1995        1994       1995       1995
                                      --------  --------   --------  --------  -------   --------    --------   --------   --------

Net income before extraordinary item  $ 1,274   $ 3,961    $12,235   $ 17,118  $14,532   $13,159     $ 3,081    $ 4,569     $ 4,227
Minority interest in Bealls Holding       741       749       --         --       --        --          --         --          --
Income tax expense                       --       3,993      8,340      9,330    8,339     7,498       1,731      2,919       2,709
                                      -------   -------    -------   --------  -------   -------     -------    -------     -------
Income before income tax, minority
 interest and extraordinary item        2,015     8,703     20,575     26,448   22,871    20,657       4,812      7,488       6,936
                                      -------   -------    -------   --------  -------   -------     -------    -------     -------
 Fixed charges charged to expense:
   Rental expense(1)                    7,073     7,275      7,575     8,803     8,879     8,879       2,146      2,212       2,212
   Interest expense                    36,841    33,928     32,384    32,137    29,743    31,957       7,527      7,501       8,053
   Dividend and accretion on
     redeemable preferred stock
     of subsidiary                        741       749       --        --        --        --          --         --          --
                                      -------   -------    -------   -------   -------   -------     -------    -------     -------
 Total fixed charges charged
  to expense                           44,655    41,952     39,959    40,940    38,622    40,836       9,673      9,713      10,265
                                      -------   -------    -------   -------   -------   -------     -------    -------     -------
Income before income tax, minority
 interest, extraordinary item and
 fixed charges charged to expense     $46,670   $50,655    $60,534   $67,388   $61,493   $61,493     $14,485    $17,201     $17,201
                                      =======   =======    =======   =======   =======   =======     =======    =======     =======
Fixed charges charged to accrual
 for centralization and
 consolidation:
   Rental expense(1)                  $ 1,123   $   898    $   803   $   298   $   446    $   446    $    81    $   359     $   359
   Interest expense                     1,075       667        381      --        --         --         --         --          --
                                      -------   -------    -------   --------  -------    -------    -------    -------     -------
   Total fixed charges charged to
    accrual for centralization
    and consolidation                  2,198      1,565      1,184       298       446        446         81        359         359
                                      -------   -------    -------   --------  -------    -------    -------    -------     -------
Total fixed charges                   $46,853   $43,517    $41,143   $41,238   $39,068    $41,282    $ 9,754    $10,072     $10,624
                                      =======   =======    =======   =======   =======    =======    =======    =======     =======
Ratio of earnings to fixed charges       --        1.16       1.47      1.63      1.57       1.49       1.49       1.71        1.62
                                      =======   =======    =======   =======   =======    =======    =======    =======     =======
Deficiency of earnings to cover
 fixed charges                          ($183)     --         --        --        --         --         --         --          --
                                      =======   =======    =======   =======   =======    =======    =======    =======     =======

(1) Rental expense comprises one-third of all rental expenses incurred during the period. This is deemed by management to be representative of the interest factor of rental payments.